Boxlight Reports First Quarter 2025 Financial Results
Duluth, GA – Business Wire – May 14, 2025 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the first quarter ended March 31, 2025.
Financial and Operational Highlights:
•Revenue was $22.4 million for the quarter, a decrease of 39.5% from the prior year quarter
•Gross profit margin in Q1'25 increased to 35.9% from 34.5% from the prior year quarter
•Net loss was $3.2 million, compared to net loss of $7.1 million in the prior year quarter
•Net loss per basic and diluted common share was $1.41, compared to $3.81 net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA, a non-GAAP measure, decreased by $0.2 million to ($25) thousand from the prior year quarter
•Formalized partnerships with five major 3rd party emergency management platforms, including CENTEGIX, Raptor Technologies, RedBag, CrisisGo, and Kokomo24/7 for integrated School Safety Solutions
•Launched the Clevertouch Max 2 in the U.S market, moving to a unified flat panel brand worldwide
•Awarded to the list of Top EdTech Companies in the world, moving up in both the US and global markets
•Received ISO 27001 accreditation, an internationally recognized standard setting requirements for information security management system (ISMS), for Clevertouch
•Ended the quarter with $8.1 million in cash, $1.6 million in working capital and $15.8 million in stockholders’ deficit

Management Commentary
“Boxlight is strategically focusing on operational efficiency and expanding our commercial ecosystem ahead of the next spending cycle,” said Dale Strang, Chief Executive Officer. “Our entire industry is dealing with near-term demand challenges due in large part to government upheaval and related budgetary uncertainty, while changes in global trade policies continue to impact component costs. Thankfully, due to our diverse mix of audio, video and software solutions in conjunction with a geographically distributed revenue base, Boxlight is better positioned than others in the industry. Our diversified offerings, multinational supply chain, and strong installed base of customers give us a solid foundation for growth as the industry evolves in the coming months.”

“Schools will inevitably need to upgrade technology to align with the latest digital curriculum and educational priorities,” Mr. Strang added. “We remain confident that while current pressures may persist in the short term, they will ultimately give way to renewed spending, revealing a backlog of interest. Boxlight is poised to capitalize on this dynamic and emerge as a disproportionate beneficiary of the anticipated spending recovery.”

Financial Results for the Three Months Ended March 31, 2025 (Q1'25) vs. Three Months Ended March 31, 2024 (Q1'24)
Total revenues were $22.4 million as compared to $37.1 million for the first quarter last year, resulting in a 39.5% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays as well as competitive industry pricing.
Cost of revenues were $14.4 million as compared to $24.3 million for the first quarter last year, resulting in a 40.8% decrease. The decrease in cost of revenues was attributable to the decrease in units sold.
Gross profit was $8.0 million for the three months ended March 31, 2025 compared to $12.8 million for the three months ended March 31, 2024, a decrease of 37.2%. Gross profit margin was 35.9% for the three months ended March 31, 2025 and 34.5% for the three months ended March 31, 2024. The increase in gross profit margin is primarily related to the difference in product mix, partially offset by increases in pricing pressure within the IFPD market compared to the prior year quarter.
Total operating expenses were $11 million, accounting for 48.8% of revenues, as compared to $16.4 million and 44.3% of revenues for the first quarter last year. The decrease in total operating expenses for the period ended March 31, 2025 was due to ongoing initiatives to reduce operating expenses across all cost groups, with the largest declines in employee-related expenses of $2.4 million, professional fees of $1.3 million, sales and marketing expenses of $0.9 million, travel expenses of $0.5 million and stock compensation expense of $0.4 million
Other expense, net, was $0.5 million as compared to $2.6 million for the Q1'24, representing a decrease of $2.1 million. Other expense consists primarily of interest expense on our term loan offset by change in fair value of common warrants compared to the prior year quarter.
Net loss decreased $3.8 million to $3.2 million and was a result of the changes noted above. Net loss attributable to common shareholders was $3.6 million in the three months ended March 31, 2025 compared to $7.4 million in the three months ended March 31, 2024, after deducting fixed dividends paid to Series B preferred shareholders of approximately $0.3 million in both years.
Total comprehensive loss was $2.7 million compared to $7.9 million for the three months ended March 31, 2024, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of $0.6 million gain and a $0.8 million loss for the three months ended March 31, 2025 and March 31, 2024, respectively.
Basic and diluted EPS for the three months ended March 31, 2025 was ($1.41) compared to ($3.81) per basic and diluted share for the three months ended March 31, 2024.
EBITDA, a non-GAAP measure, for the three months ended March 31, 2025 was $1.6 million gain, as compared to $1.5 million EBITDA loss for Q1'24.
Adjusted EBITDA for Q1'25 was ($25) thousand, as compared to $0.2 million gain in Q1'24. Adjustments to EBITDA included change in fair value of common warrants, stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, severance charges, and the effects of purchase accounting adjustments in connection with prior period acquisitions.
Balance Sheet; Credit Agreement
At March 31, 2025, Boxlight had $8.1 million in cash and cash equivalents, $1.6 million in working capital and $39.6 million in debt, net of debt issuance costs.
The Company also was not in compliance with its financial covenant related to the borrowing base under the Credit Agreement at March 31, 2025. However, the non-compliance was cured by the payment of approximately $1.3 million under the Credit Agreement in April and May 2025.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information regarding finalization of a waiver with the Company’s lender. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, minimum liquidity and borrowing base requirements under our existing credit agreement, or to obtain waivers of compliance; our ability to maintain a listing of our Class A common stock; changes in the sales of our display products; seasonality; changes in our working capital requirements and cash flow fluctuations;

competition; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors; the success of our strategy to increase sales in the business and government market; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our ability to enter into and maintain strategic alliances with third parties; our ability to keep pace with technology; changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 14, 2024, and any updated to those risk factors in Boxlight’s subsequently filed Quarterly Reports on Form 10-Q. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, change in fair value of common warrants, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$22,423	$37,093	(40)%
Impact of foreign currency translation	92	-
Constant-currency	$22,515	$37,093	(39)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of March 31, 2025 and December 31, 2024
(in thousands, except share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,077	$8,007
Accounts receivable – trade, net of allowances for credit losses of $811 and $394	17,444	18,325
Inventories, net of reserves	38,354	43,265
Prepaid expenses and other current assets	10,078	8,785
Total current assets	73,953	78,382

Property and equipment, net of accumulated depreciation	2,097	2,134
Operating lease right of use asset	7,858	8,055
Intangible assets, net of accumulated amortization	24,034	25,944
Other assets	754	790
Total assets	$108,696	$115,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$17,350	$24,176
Short-term debt	39,618	37,148
Operating lease liabilities, current	1,934	2,018
Deferred revenues, current	9,143	9,015
Derivative liabilities	10	1
Other short-term liabilities	4,288	4,682
Total current liabilities	72,343	77,040

Deferred revenues, non-current	14,824	15,158
Deferred tax liabilities, net	891	901
Operating lease liabilities, non-current	6,321	6,428
Other long-term liabilities	1,623	165
Total liabilities	96,002	99,692

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 3,750,000 shares authorized; 2,232,578 and 1,970,615 Class A shares issued and outstanding, respectively	—	—
Additional paid-in capital	119,241	119,487
Accumulated deficit	(135,853)	(132,610)
Accumulated other comprehensive income	797	227
Total stockholders’ deficit	(15,815)	(12,896)

Total liabilities and stockholders’ equity	$108,696	$115,305

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three months ended March 31, 2025 and 2024
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues, net	$22,423	$37,093
Cost of revenues	14,380	24,278
Gross profit	8,043	12,815

Operating expense:
General and administrative	10,039	15,249
Research and development	912	1,171
Total operating expense	10,951	16,420

Loss from operations	(2,908)	(3,605)

Other (expense) income:
Interest expense, net	(2,487)	(2,607)
Other income (expense), net	653	(199)
Loss on warrant issuance	(578)	—
Change in fair value of common warrants	1,936	—
Change in fair value of derivative liabilities	(9)	192
Total other expense	(485)	(2,614)
Loss before income taxes	$(3,393)	$(6,219)
Income tax benefit (expense)	150	(870)
Net loss	$(3,243)	$(7,089)
Fixed dividends - Series B Preferred	(317)	(317)
Net loss attributable to common stockholders	$(3,560)	$(7,406)

Comprehensive loss:
Net loss	$(3,243)	$(7,089)
Other comprehensive income (loss):
Foreign currency translation adjustment	570	(811)
Total comprehensive loss	$(2,673)	$(7,900)

Net loss per common share – basic and diluted	$(1.41)	$(3.81)

Weighted average number of common shares outstanding – basic and diluted	2,529	1,943

Reconciliation of net loss for the three months ended March 31, 2025 and 2024 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Net Loss	$(3,243)	$(7,089)
Depreciation and amortization	2,463	2,069
Interest expense	2,487	2,607
Income tax (benefit) expense	(150)	870
EBITDA	$1,557	$(1,543)
Stock compensation expense	169	549
Change in fair value of derivative liabilities	9	(192)
Purchase accounting impact of fair valuing inventory	—	113
Change in fair value of common warrants	(1,936)	—
Purchase accounting impact of fair valuing deferred revenue	119	309
Severance charges	57	943
Adjusted EBITDA	$(25)	$179
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com